Exhibit 10.32

ARTISAN PARTNERS ASSET MANAGEMENT INC.
2023 OMNIBUS INCENTIVE COMPENSATION PLAN

Franchise Share Award Certificate (Investment Team)

Artisan Partners Asset Management Inc. (“Artisan”), pursuant to the Artisan Partners Asset Management Inc. 2023 Omnibus Incentive Compensation Plan (as amended, from time to time, the “Plan”), has awarded restricted shares of Artisan’s Class A common stock (“Franchise Shares”) to Grantee as set forth below in consideration of Grantee’s service as an employee of Artisan or any of its subsidiaries.

Grantee:	[ ]
Grant Date:	[ ]
Number of Franchise Shares:	[ ]
Vesting Eligibility Schedule:	The Franchise Shares become eligible to vest over the five years following the year of grant, as follows:
	Date	Amount Becoming Eligible to Vest on Indicated Date	Cumulative Amount Eligible to Vest as of the Indicated Date
	February 15, [ ]	20%	20%
	February 15, [ ]	20%	40%
	February 15, [ ]	20%	60%
	February 15, [ ]	20%	80%
	February 15, [ ]	20%	100%
	As provided in the Award Agreement, with certain exceptions, Franchise Shares will vest only after they have become eligible to vest in accordance with the schedule above, the Grantee has had a Qualifying Retirement and, if applicable, the Franchise Protection Rules have been applied. There is no proportionate or partial vesting in the period prior to a vesting date.

This award is subject to all of the terms, conditions and restrictions set forth in Grantee’s Franchise Share Award Agreement (including any schedules and appendices thereto) dated [ ], as may be amended from time to time in accordance with the provisions of the Plan (the “Award Agreement”) and the Plan, each of which has been provided to Grantee and are incorporated herein by reference.

Grantee acknowledges receipt of copies of the Award Agreement and the Plan, has read and understands the terms and provisions thereof, has had the opportunity to consult with his or her legal, tax and financial advisors, and accepts this award subject to all of the terms and conditions of the Award Agreement and the Plan.

Artisan may, in its sole discretion, deliver this Franchise Share Award Certificate, the Award Agreement, the Plan or any other documents related to this award, by electronic means and request Grantee’s acceptance of this award and the terms of the Award Agreement by electronic means. Grantee hereby consents to receive such documents by electronic delivery, including by accessing such documents on a website, and agrees to accept this award and the terms of the Award Agreement through any on-line or electronic system utilized by Artisan for this purpose.

Grantee may take up to 30 days to accept this award.

Artisan Partners Asset Management Inc.		Grantee

By:	[ ]	[ ]

Title:	[ ]

ARTISAN PARTNERS ASSET MANAGEMENT INC.
2023 OMNIBUS INCENTIVE COMPENSATION PLAN

FRANCHISE SHARE AWARD AGREEMENT

This Franchise Share Award Agreement (this “Award Agreement”) between [ ] (the “Grantee”) and Artisan Partners Asset Management Inc. (“Artisan”) is effective [ ].

1.The Plan. Awards of Franchise Shares are made pursuant to the Artisan Partners Asset Management Inc. 2023 Omnibus Incentive Compensation Plan (as amended, from time to time, the “Plan”). Capitalized terms used but not defined in this Award Agreement have the meanings as used or defined in the Plan.

2.Nature of Franchise Share Award. Any award granted pursuant to the terms of this Award Agreement is subject to career vesting, as described in Section 4 below (any such award, a “Career Vesting Award”).

3.Forfeiture. Subject to Sections 4 through 6 and the terms of any employment or separation agreement between Grantee and the Company, if Grantee’s Employment with the Company terminates for any reason prior to vesting, any then unvested Franchise Shares shall be automatically forfeited and the Company shall have no further obligations to Grantee or Grantee’s legal representative under this Award Agreement.

4.Vesting upon Qualifying Retirement. If Section 5 does not apply and if Grantee (i) has given the Company at least one-year advance written notice of intention to retire and (ii) has attained at least ten years of service with the Company as of the retirement date (requirements (i) and (ii) together, a “Qualifying Retirement”), the Franchise Shares eligible to vest under any applicable Vesting Eligibility Schedule (as set forth in any franchise share award certificates) will vest on Grantee’s retirement date. Any shares not eligible to vest under the applicable Vesting Eligibility Schedule as of the retirement date shall be automatically forfeited on the retirement date.

If Grantee would have attained at least ten years of service with the Company as of the retirement date but for the Company reducing the notice period and causing the retirement date to occur prior to the date on which Grantee will have attained ten years of service with the Company, then the ten-year service requirement will be deemed to be satisfied as of the retirement date.

5.Franchise Protection Rules. If during any portion of Grantee’s Employment with the Company Grantee is or was a decision-making portfolio manager (meaning he or she has or had investment discretion and is or was therefore identified as a portfolio manager in the firm’s Form ADV) or a founding member of an Artisan investment team, then the terms and conditions of this Section 5 shall apply in lieu of the terms and conditions of Section 4.

a.Timing of Vesting. Subject to Section 6, if the conditions of section 5(b) have been satisfied, the number of Franchise Shares calculated under section 5(c) will vest on the 18-month anniversary of Grantee’s retirement date. If the vesting date as determined under the prior sentence would otherwise fall on a day that is prior to the sixth business day of the month, then the vesting date shall be the sixth business day of the month. Any Franchise Shares not vesting at the time provided for in this Section 5(a) shall be automatically forfeited and the Company shall have no further obligations to Grantee or Grantee’s legal representative under this Award Agreement with respect to the forfeited shares.
b.Conditions for Vesting. In order for Franchise Shares to vest under this section 5, (i) the Franchise Shares must be eligible to vest under the applicable Vesting Eligibility Schedule (5-year pro rata eligibility) as of Grantee’s retirement date; (ii) Grantee must have given the Company at least 18 months advance written notice of intention to retire; and (iii) Grantee must have attained at least ten years of service with the Company as of Grantee’s retirement date. Any shares not eligible to vest under any applicable Vesting Eligibility Schedule as of the retirement date shall be automatically forfeited on the retirement date.

If Grantee would have attained at least ten years of service with the Company as of the retirement date but for the Company reducing the notice period and causing the retirement date to occur prior to the date on which Grantee will have attained ten years of service with the Company, then the ten-year service requirement will be deemed to be satisfied as of the retirement date.

c.Number of Franchise Shares Vesting. The number of Franchise Shares vesting will be calculated as set forth in the following table, where “Cumulative Organic Contraction %” will equal (x) the cumulative net client cash flows of the accounts managed by Grantee’s investment team beginning on the first day of the month of Grantee’s retirement notice and ending on the last day of the month prior to vesting (a 3-year period), divided by (y) the AUM in accounts managed by Grantee’s investment team as of the first day of the month of Grantee’s retirement notice.

Cumulative Organic Contraction %	% of Eligible Franchise Shares Vesting
Less than or equal to 33%:	100%
Between 33% and 67%:	(100% – Cumulative Organic Contraction %)
Greater than 67%:	0%

For example, (i) if the Cumulative Organic Contraction % is 20%, then 100% of eligible Franchise Shares will vest; (ii) if the Cumulative Organic Contraction % is 55%, then 45% of eligible Franchise Shares will vest; or (iii) if the Cumulative Organic Contraction % is 70%, then 0% of the Franchise Shares will vest. For the avoidance of doubt, if the cumulative net client cash flows during the measurement period are positive, 100% of the eligible Franchise Shares will vest.

d.Death after Retirement. If Grantee dies after having satisfied the retirement conditions in (ii) and (iii) of Section 5(b) but prior to the 18-month anniversary of the retirement date, the Franchise Shares eligible to vest as of the retirement date will vest in full as of the date of Grantee’s death.

6.Traditional Retirement. If Grantee satisfies the requirements for vesting under Section 4 or Section 5, as applicable, and Grantee has also attained a combination of years of service with the Company plus age of at least 70 as of the date of retirement, any Franchise Shares granted pursuant to this Award Agreement will be eligible to vest (without regard to their eligibility to vest under the applicable Vesting Eligibility Schedule) as otherwise set forth in Section 4 or Section 5, as applicable, above.

7.Acceleration.
a.Change in Control: Upon a Change in Control, any outstanding Franchise Shares will immediately vest in full.
b.Death or Disability while Employed: Notwithstanding any other provision in this Agreement, upon termination of Grantee’s employment with the Company by reason of death or Disability, the Franchise Shares will vest in full as of the date of such termination. For purposes of this Award Agreement, “Disability” means Grantee’s inability to perform the essential functions of Grantee’s position, with or without reasonable accommodation, for a period aggregating 180 days within any continuous period of 365 days by reason of physical or mental incapacity.

c.Termination without Cause: If, on or after the fifth anniversary of a Grant Date (as set forth in any franchise share award certificate), (i) the Company terminates the Employment of Grantee without Cause and (ii) Grantee has attained at least ten years of service with the Company as of the date of termination of Employment, those Franchise Shares granted five or more years earlier will vest in full as of the date of such termination. In any dispute over whether the Company terminated the Employment of Grantee without Cause, the burden shall be on the Grantee to prove that the Company’s purpose in terminating the Employment of Grantee was without Cause.

For purposes of this Section 7(c), “Cause” means the occurrence of any of the following: (i) such Grantee’s material violation of any material obligation in any written policy or any material written contract or agreement between Grantee and Artisan; (ii) such Grantee’s commission or attempted commission of any felony or any crime involving fraud or dishonesty under the laws of the United States or any state thereof or under the laws of any other jurisdiction; (iii) such Grantee’s attempted commission of, or participation in, a fraud or act of dishonesty against Artisan or any client of Artisan; or (iv) such Grantee’s willful, material violation of the applicable rules or regulations of any governmental or self-regulatory authority that causes material harm to Artisan, such Grantee’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity required by his or her job description or such Grantee’s loss of any governmental or self-regulatory license that is reasonably necessary for such Grantee to perform his or her duties or responsibilities as an employee of Artisan.

8.Issuance and Delivery. Artisan may issue stock certificates or evidence Grantee’s interest in Franchise Shares by using a book entry account with Artisan’s transfer agent. Upon the vesting of Franchise Shares, Artisan will cause to be delivered to Grantee shares of Common Stock free from risk of forfeiture (but still bearing and/or subject to any other legends that may be required by Artisan).

9.Non-Transferability. Prior to vesting, Franchise Shares may not be sold, transferred, assigned, pledged, hedged or otherwise disposed of in any manner other than by will or by the laws of descent and distribution, and any attempt to sell, transfer, assign, pledge, hedge or otherwise dispose of the Franchise Shares in violation of this Award Agreement shall be void and of no effect.

10.Privileges of Share Ownership. Subject to sections 8 and 9, effective upon the applicable Grant Date, Grantee shall have all rights of a shareholder of Artisan with respect to the Franchise Shares granted on that Grant Date, including voting rights and rights to dividends. For the avoidance of doubt, Grantee shall have no rights with respect to any forfeited shares, including shares (if any) forfeited as of Grantee’s retirement date because such shares were not eligible to vest under the applicable Vesting Eligibility Schedule. Notwithstanding the foregoing, the Franchise Shares are subject to the Stockholders Agreement, dated as of March 12, 2013 (the “Stockholders Agreement”), including the irrevocable voting proxy included therein.

11.Section 83(b) Election. Grantee hereby acknowledges that Grantee has been informed that, with respect to the grant of Franchise Shares, if Grantee is filing a U.S. federal income tax return for the year in which the grant of Franchise Shares occurs, Grantee may file an election (the “Election”) with the United States Internal Revenue Service, within 30 days of the grant, electing pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the Franchise Shares on the Grant Date. This will result in recognition of taxable income to Grantee on the Grant Date, equal to the Fair Market Value of the Franchise Shares on such date. Absent an Election, taxable income will be measured and recognized by Grantee at the time the Franchise Shares vest. Grantee is hereby encouraged to seek the advice of Grantee’s own tax consultants in connection with the advisability of filing the Election. GRANTEE UNDERSTANDS THAT ANY TAXES PAID AS A RESULT OF THE FILING OF THE ELECTION GENERALLY WILL NOT BE RECOVERED IF THE FRANCHISE SHARES ARE FORFEITED TO ARTISAN. GRANTEE ACKNOWLEDGES THAT IT IS GRANTEE’S SOLE RESPONSIBILITY AND NOT ARTISAN’S TO TIMELY FILE THE ELECTION, EVEN IF GRANTEE REQUESTS ARTISAN OR ITS REPRESENTATIVE TO MAKE THIS FILING ON GRANTEE’S BEHALF. GRANTEE MUST NOTIFY ARTISAN WITHIN 10 BUSINESS DAYS OF FILING ANY ELECTION.

12.Tax Withholding. In connection with vesting or an Election, Grantee will pay, or otherwise provide for to the satisfaction of the Company, any applicable federal, state and local tax and social security withholding obligations of the Company. At its sole discretion, in connection with a vesting, Artisan may provide and/or require for payment by Grantee of withholding taxes through either (i) cash payment or (ii) remitting to Artisan shares of Common Stock with a fair market value (determined as of the date of vesting), in either case in an amount equal to the statutory minimum amount of taxes required to be withheld. In the latter case, without any further action by Grantee, Artisan will cause its transfer agent to deduct the shares of Common Stock to be remitted from the shares of Common Stock held of record by the Grantee. If Grantee shall fail to make such payment or otherwise satisfy such obligations, the Company shall, to the extent permitted by law, have the right (but not the obligation) to withhold delivery of vesting shares and/or deduct from any payment of any kind otherwise due to Grantee any federal, state or local tax and social security withholding obligations with respect to the Franchise Shares. Notwithstanding the foregoing, if at the time of vesting Grantee is a named executive officer of Artisan for whom the Company has withholding obligations, Grantee will be required to Net Share Settle, unless another method is specifically approved by the Compensation Committee of the Board of Directors of Artisan.

13.Compliance with Securities Laws. The issuance and delivery of Franchise Shares shall be subject to compliance by Artisan and Grantee with all applicable requirements under federal and state securities laws and with all applicable rules of the New York Stock Exchange. Franchise Shares will not be issued or delivered unless and until any then applicable requirements of federal and state laws and regulatory agencies have been fully complied with to the satisfaction of Artisan.

14.Entire Agreement. This Award Agreement, together with any franchise share award certificates, and the Plan constitute the entire agreement and understanding of the parties with respect to any award granted hereunder and supersede all prior understandings and agreements (whether written or oral) between the Company and Grantee with respect to any such award.

15.Notices. Any notice required to be given to Artisan under the terms of this Award Agreement will be in writing or email and be delivered to Artisan’s Chief Legal Officer. Any notice required to be given to Grantee will be in writing or email and delivered to the address or addresses last maintained in the Company’s records.

16.Binding Effect. Any action taken or decision made in good faith by the Compensation Committee of the Board of Directors of Artisan in connection with the construction, administration or interpretation of this Award Agreement will lie within its sole and absolute discretion and will be final, conclusive and binding on Grantee and all persons claiming under or through Grantee.

17.Choice of Forum. As a condition to Grantee’s receipt of the Franchise Shares, Grantee hereby irrevocably submits to the exclusive jurisdiction of any state or federal court located in Delaware over any suit, action or proceeding arising out of or relating to the Plan or this Award Agreement.

18.Governing Law. This Award Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflict of laws.

19.Electronic Delivery and Signature. Artisan may, in its sole discretion, deliver this Award Agreement, the Plan or any other documents related to the Franchise Shares by electronic means and request Grantee’s agreement to the terms thereof by electronic means. Grantee hereby consents to receive such documents by electronic delivery, including by accessing such documents on a website, and agrees to accept the terms of the Award Agreement through any on-line or electronic system utilized by Artisan for this purpose.

Artisan Partners Asset Management Inc.		Grantee

By:	[ ]	[ ]

Title:	[ ]